Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in uWink, Inc.'s previously filed Registration Statements on Form S-8 (File Nos. 333-116807 (filed on June 24, 2004), 333-122907 (filed on February 18, 2005), 333-135113 (filed on June 19, 2006) and 333-138778 (filed on November 17, 2006)), Form SB-2 (File No. 333-147557 filed on November 21, 2007) and Form SB-2/A  (Amendment No. 4 to Form SB-2, file No. 333-137661 filed on February 14, 2007, as amended on November 21, 2007 by our Form SB-2 file No. 333-147557), of our report, dated March 20, 2008, for the fiscal years ended January 1, 2008 and January 2, 2007, appearing in this Annual Report on Form 10-KSB of uWink, Inc. for the year ended January 1, 2008.

/s/ Kabani & Company, Inc.
Los Angeles
March 31, 2008